                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                    Cytogen
--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------
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Notes:

[LOGO OF CYTOGEN APPEARS HERE]                 600 COLLEGE ROAD EAST--CN 5308
                                               PRINCETON, NEW JERSEY 08540-5308
                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------
Dear Stockholder:

  It is our pleasure to invite you to Cytogen Corporation's 1997 Annual Meeting on Wednesday, May 21, 1997 at 9:00 a.m. at the Holiday Inn, Route 1 North at Ridge Road, Princeton, New Jersey, at which we will report to you on Cytogen's past year and our plans for the future.

  At this important meeting, you will be asked to consider and vote upon:

    1. The election of eight (8) directors to serve until the next annual meeting of stockholders;

    2. A proposal to adopt the Cytogen Corporation Employee Stock Purchase Plan, a stock purchase plan totaling 500,000 shares that will make Company common stock, par value $.01 per share, available to employees for purchase at a discount from market value (the "Employee Stock Purchase Plan");

    3. The ratification of the appointment of Arthur Andersen LLP as independent public accountants for fiscal year 1997; and

    4. Such other matters as may properly come before the meeting.

  The Board of Directors is asking for your support in approving the Employee Stock Purchase Plan which we feel will assist in furthering our goal of aligning the interests of you, the stockholders, and participants in this plan by encouraging stock ownership.

  Only stockholders of record at the close of business on April 1, 1997 will be entitled to notice of and to vote at the 1997 Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote will be available for examination by interested stockholders at the corporate headquarters of the Company, Office of the Corporate Secretary, 600 College Road East, Princeton, New Jersey during ordinary business hours from May 10, 1997 to the date of the meeting.

  Your vote is important. We urge you to consider the issues and to vote your shares as promptly as possible.

                                          By Order of the Board of Directors

                                          T. JEROME MADISON
                                          Secretary

Princeton, New Jersey
April 9, 1997

                              CYTOGEN CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

GENERAL

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cytogen Corporation (the "Company" or "Cytogen") of proxies to be voted at the 1997 Annual Meeting of Stockholders to be held on May 21, 1997. This Proxy Statement and accompanying proxy card are scheduled to be mailed beginning on or about April 14, 1997 to holders of record of the Common Stock, par value $.01 per share (the "Common Stock").

PROXIES

  You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Sending a signed proxy will not affect your right to attend the Annual Meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election, at Chase Mellon Shareholder Services, 450 West 33rd Street, 15th Floor, New York, New York 10001, in writing of such revocation.

  The expense of this proxy solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone. Management may also request banks, brokerage houses, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and may reimburse them for expenses incurred by them in connection therewith. The Company plans to use Corporate Investor Communications, Inc., which will receive $3,500 plus certain expenses, for any proxy solicitation that may be necessary.

  Each properly executed proxy will be voted in accordance with the instructions marked on it. Unless revoked, or unless contrary instructions are given, each proxy will be voted FOR the election of the nominees as set forth under "Election of Directors," FOR approval of the adoption of the Employee Stock Purchase Plan and FOR ratification of the appointment of Arthur Andersen LLP as independent public accountants.

VOTING

  Holders of record of the Common Stock at the close of business on April 1, 1997 will be entitled to one vote per share so held of record on all business of the Annual Meeting. On the record date, there were 51,081,608 shares of Common Stock outstanding. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspectors of Election appointed for the Annual Meeting who will determine whether or not a quorum is present and the results of the votes with respect to each matter.

  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date and entitled to vote thereat will constitute a quorum. The Inspectors of Election will treat abstentions and broker non-votes as shares that are present and entitled to vote for the purposes of determining the presence of a quorum.

  The election of directors is decided by a plurality of the votes cast. Accordingly, votes that are withheld and broker non-votes will have no effect on the outcome of the vote. Matters such as stockholder approval of adoption of the proposed Employee Stock Purchase Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as votes cast with respect to the particular proposal and therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be counted as votes cast with respect to the particular proposal and therefore, will have no effect on the outcome of the vote.

PROPOSAL ONE. ELECTION OF DIRECTORS

  At the 1997 Annual Meeting, eight directors are to be elected to hold office until the 1998 Annual Meeting of Stockholders and until their successors have been elected and have qualified. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy. All of the nominees are currently directors of the Company and were elected directors at the 1996 Annual Meeting of Stockholders. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend, unless the Board reduces the number of directors accordingly.

  During 1996, the Board of Directors met eight (8) times. Each of the incumbent directors, except for James A. Grigsby, attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of which he was a member held during the period he served on the Board of Directors or such committee.

NOMINEES FOR DIRECTORS

  Charles E. Austin, 69, has been a director of the Company since July 1994. Mr. Austin previously served on the Company's Board of Directors from 1983 to 1986. Now retired, Mr. Austin was Corporate Vice President of American Cyanamid Company, with responsibility for all aspects of its global agricultural business, from 1978 until 1988. Mr. Austin also currently serves as a director of MGI Pharma, Inc. and Hyal Pharmaceutical Corp. and is Chairman of the Board of Embrex, Inc. He graduated from the University of Illinois, where he received a B.S. in Agronomy and an M.S. in Soil Chemistry.

  John E. Bagalay, Jr., 63, has been a director of the Company since October 1995. Dr. Bagalay was a director of Cellcor, Inc. ("Cellcor") prior to the Company's acquisition of Cellcor in October 1995. He has served as the Managing Director of Community Technology Fund, the venture capital affiliate of Boston University, since September 1989. Dr. Bagalay has also served as General Counsel for Texas Commerce Bancshares and for Lower Colorado River Authority, a regulated electric utility. Dr. Bagalay currently also serves on the boards of directors of Seragen, Inc., Wave Systems Corporation and several privately-held companies in the biotechnology industry. Dr. Bagalay holds a B.A. in Politics, Philosophy and Economics and a Ph.D. in Political Philosophy from Yale University, and a J.D. from the University of Texas.

  Ronald J. Brenner, 63, has been a director of the Company since October 1995. Dr. Brenner was President and Chief Executive Officer of Cellcor from July 1995 until the Company's acquisition of Cellcor in October 1995. Dr. Brenner has been a Vice President of Hillman Medical Ventures, Inc., a venture capital firm, and a general partner of the managing general partner of the Hillman Medical Ventures partnerships since 1989. From 1984 to 1988, Dr. Brenner was President and Chief Executive Officer of Cytogen. Prior to 1984, he was Vice President, Corporate External Research, at Johnson & Johnson, a major pharmaceutical company, and also served as Chairman of McNeil Pharmaceutical, Ortho Pharmaceutical Corp. and the Cilag Companies, all subsidiaries of Johnson & Johnson. Dr. Brenner is a director of Aronex Pharmaceuticals, Inc. and several privately-held healthcare and environmental companies. He received a B.S. in Pharmacy from the University of Cincinnati, and an M.S. and Ph.D., both in Pharmaceutical Chemistry, from the University of Florida.

  James A. Grigsby, 54, has been a director of the Company since May 1996. Since 1994, Mr. Grigsby has been president of Cancer Care Management LLC, a consulting firm providing consulting services to managed care companies regarding cancer disease management issues. From 1989 to 1994, Mr. Grigsby was President of CIGNA Corporation's International Life and Employee Benefits Division, which operated in over 20 countries worldwide, and during that period also served as the head of CIGNA's national health care sales force. Prior to that time, since 1978, he held a number of executive positions with CIGNA Corporation. Mr. Grigsby received a B.A. degree in Mathematics from Baylor University and is a Fellow of the Society of Actuaries.

  Robert F. Hendrickson, 64, became a director of the Company in March 1995. Since 1990, Mr. Hendrickson has been a consultant to the pharmaceutical and biotechnology industries on strategic management and manufacturing issues with a number of leading biotechnology companies among his clients. Prior to his retirement in 1990, Mr. Hendrickson was Senior Vice President, Manufacturing and Technology for Merck & Co., Inc. He is the Chairman of the Board of Envirogen, Inc., a director of The Liposome Company, Inc. and Unigene, Inc., and a trustee of the Carrier Foundation, Inc. Mr. Hendrickson received an A.B. degree from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration.

  Thomas J. McKearn, 48, joined the Company in July 1981 as Vice President, Research and Development. He has served as the Company's Chairman since May 1996, Chief Executive Officer since January 1994 and President since September 1991. Dr. McKearn previously served as Executive Vice President of the Company from June 1990 to August 1991 and Senior Vice President, Scientific Affairs of the Company through June 1990. He has been a director of the Company since 1981. Dr. McKearn has also served as a director of Targon Corporation since 1996 and as President and a director of Cellcor since 1995. From 1978 until he joined the Company, Dr. McKearn was an Assistant Professor in the Department of Pathology at the University of Pennsylvania and Head of the Immunoprotein Laboratory at the Hospital of the University of Pennsylvania. He retains a position as Adjunct Associate Professor in the Department of Pathology at the University of Pennsylvania. Dr. McKearn is a member of the Scientific Advisory Board for Rider College. Dr. McKearn holds a B.A. degree from Indiana University, a Ph.D. degree in Immunology from the University of Chicago and an M.D. degree from the Pritzker School of Medicine at the University of Chicago.

  William C. Mills III, 41, has been a director of the Company since July 1983 and served as Chairman of the Board of the Company from January 1995 through May 1996. Since April 1, 1988, he has been a General Partner of The Venture Capital Fund of New England, Boston, Massachusetts, a series of private venture capital partnerships. Prior to that, Mr. Mills was a General Partner of PaineWebber Ventures, and certain of its predecessor partnerships since April 1981. Mr. Mills holds an A.B. degree from Princeton University, an S.M. degree in Chemistry from The Massachusetts Institute of Technology, and an S.M. degree in Management from M.I.T.'s Sloan School of Management.

  Donald E. O'Neill, 71, became a director of the Company in May 1995. From 1986 until his retirement in March 1991, Mr. O'Neill served as Executive Vice President and Chairman, International Operations, and a director of Warner-Lambert Company, an international healthcare and consumer company. He joined Warner-Lambert in March 1971 as President, Warner-Chilcott Division, the pharmaceutical division of Warner-Lambert. He held numerous key management positions at Warner-Lambert and Parke-Davis and Company, a division of Warner-Lambert, which includes pharmaceutical and medical devices. Mr. O'Neill currently serves as a director for several companies, including Alliance Pharmaceutical Corp., Fujisawa USA, Immunogen, Inc., MDL Info Systems, Targeted Genetics Corp. and Fuisz Technologies. Mr. O'Neill holds a B.S. degree from the University of Washington.

COMMITTEES OF THE BOARD OF DIRECTORS

  The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee.

  The Audit Committee recommends independent auditors to the Board of Directors for purposes of auditing the Company's financial statements; reviews the audit with the auditors and management; and consults with the auditors and management regarding the adequacy of financial and accounting procedures and controls. The Audit Committee met twice during 1996. Its current members are Robert F. Hendrickson (Chairman), John E. Bagalay, Jr., and James A. Grigsby.

  The Compensation Committee evaluates the performance of the Company's Chairman and Chief Executive Officer and recommends his compensation to the Board annually; oversees the administration of the Company's stock option plans; recommends to the Board of Directors compensation for the executive officers and other key employees of the Company; and reviews the Company's compensation policy generally. The Compensation Committee met three (3) times during 1996. Its current members are Charles E. Austin (Chairman), Donald E. O'Neill and Ronald J. Brenner.

  The Nominating Committee is responsible for investigating, recruiting and interviewing potential candidates for election to the Board of Directors and for formally nominating for consideration by the full Board of Directors those individuals deemed worthy by the Nominating Committee of election to the Board of Directors. The Nominating Committee did not hold any separate formal meetings during 1996. Its current members are Thomas J. McKearn and William C. Mills III. The Nominating Committee will consider nominees for the Board of Directors suggested by stockholders whose names are submitted in writing to the Nominating Committee in care of the Office of the Corporate Secretary of the Company.

DIRECTOR COMPENSATION

  In 1996, each director who is not also an officer of the Company was paid an annual retainer of $7,500, plus $800 for each Board meeting attended ($400 if participation was by telephone). Any director who also served on a Board committee received an additional annual fee of $500 for serving on the committee and $1,000 for serving as chairman of any Board committee, plus $250 for each committee meeting attended, except that the members of the Nominating Committee did not receive any compensation for serving on that committee. Upon his appointment as Chairman of the Board, the Board of Directors determined that Dr. McKearn should receive an increase in base salary of $18,375 and a one-time only stock option to purchase 30,000 shares of Common Stock under the Cytogen Corporation 1995 Stock Option Plan, as amended (the "1995 Stock Option Plan").

  Also, pursuant to the 1988 Stock Option Plan for Non-Employee Directors (the "Directors Plan"), upon initial appointment to the Board, each non-employee director of the Company is granted an option to purchase 8,000 shares of Common Stock. Following each annual stockholders' meeting of the Company, each non-employee director who was re-elected at that stockholders' meeting is granted an option to purchase 6,000 shares of Common Stock. Options granted under the Directors Plan are exercisable at a price equal to the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on the date of grant, and vest (i.e., first become exercisable) over five years at a rate of 20% for each year of service completed after the option grant. Each director's outstanding options become immediately exercisable in full (i) upon the occurrence of a change of control of the Company, (ii) upon death or disability or (iii) upon resignation or retirement after age 65. Options granted under the Directors Plan are granted automatically and without the need for further action by the Company, the Board of Directors or the Company's stockholders.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including previous filings that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the Performance Graph contained in this Proxy Statement shall not be incorporated by reference into any such filings.

  The Company's compensation program, both for its executive officers as well as for all employees, is based on the belief that the interests of the employees should be closely aligned with those of the Company's stockholders. To support this philosophy, the following principles provide a framework for the compensation program:

  . offer compensation opportunities that attract the best talent to the Company; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain the leadership and skills necessary for building long-term stockholder value;

  . maintain a portion of total compensation at risk, tied to both meeting strategic objectives of the Company, as well as to meeting individual performance objectives; and

  . encourage individuals to manage from the perspective of owners with an equity stake in the Company.

  For 1996, the Company's compensation program was benchmarked by the use of
(a) an independent outside consultant, (b) external surveys of both the high-tech and biotechnology industry, and (c) a comparison to companies with similar market capitalization. These companies, which are representative of the firms with which the Company competes for employee talent and which employ individuals in jobs similar in magnitude, complexity and scope of responsibility to those at the Company, form the basis for the survey group used by the Committee.

COMPONENTS OF EXECUTIVE COMPENSATION

  The Compensation Committee implements the principles described above through a combination of competitive base salary and benefits, cash bonuses and stock option awards. Effective at the beginning of each year, each executive officer is assigned numerous objectives to meet, which objectives are consistent with the Company's achieving its Strategic Plan. The Committee gauges individual performance in several areas, including the development and execution of objectives, leadership, and development of and contributions to programs that affect the Company's overall Strategic Plan. All of the Committee's judgments during 1996, as in prior years, regarding the appropriate form and level of executive compensation payments and awards were ultimately based upon the executive officer's level of responsibility and individual performance, and the performance of the Company within its sector of the healthcare industry.

  At the beginning of 1996, base salaries and annual incentives for the executive officers were favorably impacted by a number of events that occurred in 1995, including the completion of two filings with the FDA, FDA approval of repeat administration for OncoScint CR/OV, several successful financing transactions, the completion of the merger with CytoRad Incorporated and the acquisition of Cellcor. As a result, the executive officers received both an increase in base salary for 1996 as well as an annual incentive based upon 1995 performance.

  In the fourth quarter of 1996, the Compensation Committee met to determine base salaries for 1997 and annual incentives and stock option awards for 1996. At that time, the Committee reviewed overall corporate performance during 1996. The Company's performance was favorably impacted in general by individuals' meeting their objectives for the year, and in particular by the following achievements: FDA approval of ProstaScint (the Company's prostate cancer imaging agent); the signing of a research and license agreement with Elan Corporation, plc (together with its affiliates, "Elan"); the signing of several manufacturing contracts to increase contract revenues; and the completion of several financing transactions raising an aggregate of approximately $20 million (exclusive of the Targon transaction described in another section of this Proxy Statement). Achievements also included the formation of two new subsidiaries, AxCell Biosciences Corporation ("AxCell") (which will utilize the Company's Genetic Diversity Library technology for rapid target discovery) and Targon Corporation ("Targon") (which will focus exclusively on the rapid development, registration, manufacturing and commercialization of differentiated oncology products), formed by the Company in collaboration with Elan.

LONG-TERM INCENTIVES

  The Compensation Committee believes that stock options are presently an appropriate vehicle to link its employees' interest in the Company with those of its stockholders. Stock option awards are designed primarily to provide strong incentives for superior longer-term performance and continued retention by the Company. Because it is believed that corporate performance is one of the principal factors influencing the market value of the Company's Common Stock, the granting of stock options to executive officers encourages them to work to achieve consistent improvements in corporate performance. Options generally have a life of ten years, vest over five years, and have an exercise price equal to the fair market value of the Common Stock on the date of grant. Also, the exercisability of stock options is conditioned upon the executive officer's continued employment with the Company; thus, unexercised stock options are forfeited within a designated period of time following the executive officer's leaving the Company.

  The stock option awards received by executive officers for 1996 were set taking into account the comparison of practices at peer groups (in the surveys already mentioned), an individual's level of responsibility and achievement of Strategic Plan objectives, and the amount and terms of past stock option awards. When compared to available surveys, stock option awards made in the past to the executive officers as well as to the Chief Executive Officer have lagged behind the marketplace. Therefore, the Company increased slightly its stock option awards to executive officers for 1996.

BROAD-BASED EMPLOYEE STOCK OPTION PLAN

  In addition to granting stock options to the Company's current executive officers under the programs described above, the Committee also granted approximately 533,520 stock options to approximately 157 other employees under the Company's broad-based employee stock option program in 1996. This broad-based program was initiated in 1992 and is a vital element of the Company's drive to empower and motivate long-term contributions by outstanding employees who will lead the Company into the 21st century. It is designed to create in the Company an entrepreneurial spirit and to provide broad incentives for the day-to-day achievements of these employees, which, in turn, will build the Company's long-term performance. The Committee believes that the outstanding performance of these individuals has contributed significantly to the achievements that led to the Company's continuing as a viable biotechnology entity during 1996.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In determining the compensation of Dr. McKearn for 1996, the Compensation Committee considered the same factors that it considered when determining compensation for the Company's other executive officers, including the Company's performance as a whole. Due to the improved overall performance of the Company in 1996, Dr. McKearn was granted options to purchase 125,000 shares of Common Stock under the 1995 Stock Option Plan and was awarded an annual incentive of $49,150 in recognition of 1996 performance. Also, in recognition of his increased responsibilities associated with his appointment to Chairman of the Board in May 1996, Dr. McKearn was granted a one-time only stock option to purchase 30,000 shares of Common Stock under the 1995 Stock Option Plan and an increase in base salary of $18,375.

  The Committee believes the Chief Executive Officer's role has a greater individual significance for the Company than that of the other members of executive management. It is due to this belief that the Company executed the Stock Compensation and Performance Option Agreement with Dr. McKearn in 1994. Under the terms of this agreement, Dr. McKearn received 10,000 shares of restricted stock in each of 1994, 1995 and 1996. Under this agreement, Dr. McKearn also received a grant of stock options to purchase up to an aggregate of 100,000 shares of Common Stock under the Cytogen Corporation 1989 Employee Stock Option Plan. The incremental vesting of this award is based upon the Committee's review of Dr. McKearn's performance measured against a written set of objectives for the year, which the Committee approves at the beginning of each such year. In March 1997, the Committee decided that 17,000 shares of the 20,000 shares allowable under the third installment of the grant should vest.

  In addition, effective March 15, 1995, the Company and Dr. McKearn entered into a Split Dollar Collateral Assignment Agreement. Under this agreement, the Company will be responsible for the payment of all premiums due for two life insurance policies on the life of Dr. McKearn having a total face value of $2.3 million. Dr. McKearn has assigned to the Company certain specific rights in the policies, including, among other things, the right to receive any insurance proceeds in excess of $2,000,000, and upon surrender of the policies by Dr. McKearn, the right to receive 100% of the cash surrender value up to an amount equal to the total premiums paid by the Company. Dr. McKearn remains the owner of these policies only until the termination of his employment with the Company, unless he then repays to the Company the total amount of the premiums paid by the Company in respect of those policies.

                                 *  *  *  *  *

  The Committee believes that performance should be rewarded, that the financial interests of the executive officers should be aligned with the stockholders, and that compensation should be competitive. We have structured compensation at the Company to meet these criteria.

  The foregoing report on compensation is provided by the following outside directors, who constituted the Compensation Committee during 1996:

                                          Charles E. Austin (Chairman)
                                          Donald E. O'Neill
                                          Ronald J. Brenner

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee during 1996 were Charles E. Austin (Chairman), Donald E. O'Neill and Ronald J. Brenner. None of these gentlemen were officers or employees of the Company while serving on the Compensation Committee. Mr. Brenner served as the Company's President and Chief Executive Officer from 1984 to 1988.

                            EXECUTIVE COMPENSATION

  The following table sets forth the annual and long-term compensation awarded to, earned by or paid to (i) the Company's Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company, for services rendered to the Company during the Company's fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994.

                          SUMMARY COMPENSATION TABLE

                                                ANNUAL                        LONG-TERM
                                           COMPENSATION(1)                  COMPENSATION
                                 ------------------------------------   ----------------------
                                                             OTHER      RESTRICTED  SECURITIES
                                                             ANNUAL       STOCK     UNDERLYING      ALL OTHER
                                 FISCAL SALARY(2) BONUS(3)  COMPEN-       AWARD      OPTIONS     COMPENSATION(4)
NAME AND PRINCIPAL POSITION       YEAR     ($)      ($)    SATION ($)      ($)         (#)             ($)
---------------------------      ------ --------- -------- ----------   ----------  ----------   ---------------
Thomas J. McKearn............     1996  $284,181  $49,150    $    0       $    0(5)  155,000(6)      $10,650(7)
 Chairman, President and          1995   250,000   38,500         0            0(5)  135,000(6)       10,876
 Chief Executive Officer          1994   254,247        0         0       72,825(5)  140,000(6)        8,262

Frederick M. Miesowicz(8)....     1996   207,985   26,950         0            0      40,000           4,191
 Vice President                   1995   189,496   29,000         0            0      98,000             480

Robert T. Maguire(9).........     1996   190,733   23,750         0            0      55,000           8,229
 Vice President, Medical          1995   175,100   39,865         0            0      52,000           8,055
 Affairs                          1994   169,887        0         0            0       5,500           7,928

John D. Rodwell..............     1996   187,198   35,150         0            0      82,000           8,499
 Senior Vice President            1995   170,000   29,000         0            0      90,000           8,038
 and Chief Scientific             1994   173,289        0         0            0      60,000           8,085
  Officer

Richard J. Walsh(10).........     1996   176,443   43,375         0            0      70,000           8,470
 Vice President, Marketing        1995   170,735   22,000    20,263(11)        0      55,000           8,137
 and Commercial Development       1994    90,813        0         0            0      85,000             302

--------
 (1) The value of certain perquisites or personal benefits is not included in the amounts disclosed because it did not exceed for any named individual the lesser of either $50,000 or 10% of total annual salary and bonus reported for such individual in the Summary Compensation Table.
 (2) The amounts disclosed in this column for fiscal year 1994 include amounts that were actually earned in fiscal year 1993, but were not paid until fiscal year 1994, as follows: Dr. McKearn, $4,230; and Dr. Rodwell,
     $3,092.
 (3) The amounts disclosed in this column reflect bonus amounts that were earned in the respective fiscal years, although they may have been paid in succeeding years.
 (4) The amounts disclosed in this column include amounts contributed or accrued by the Company in the respective fiscal years under the Company's Savings Plan, a defined contribution plan which consists of a 401(k) portion and a discretionary contribution portion. In fiscal year 1996, these amounts were as follows: on behalf of Dr. McKearn, $7,750; Dr. Miesowicz, $3,697; Dr. Maguire, $7,750; Dr. Rodwell, $7,750; and Mr.
     Walsh, $7,750. The amounts disclosed also include insurance premiums paid by the Company with respect to group term life insurance and with respect to fiscal year 1996, these amounts were as follows: on behalf of Dr. McKearn, $740; Dr. Miesowicz, $494; Dr. Maguire, $479; Dr. Rodwell, $749; and Mr. Walsh, $720.
 (5) On December 8, 1994, Dr. McKearn and the Company entered into a Stock Compensation and Performance Option Agreement (the "Compensation Agreement"), which provided for the issuance to Dr. McKearn of 30,000 shares of Common Stock in three installments of 10,000 shares in each of 1994, 1995 and 1996. On December 8, 1994, Dr. McKearn received the first installment of 10,000 shares upon payment made equal to the aggregate par value of the shares. On January 3, 1995, Dr. McKearn received the second installment of 10,000 shares upon payment made equal to the aggregate par value of the shares. On January 3, 1996, Dr. McKearn received the third installment of 10,000 shares upon payment made equal to the aggregate par value of the shares.
 (6) Pursuant to the Compensation Agreement, the Company granted to Dr.
     McKearn, effective as of January 3, 1994, an option to purchase up to 100,000 shares of Common Stock at an exercise price of approximately
     $6.188 per share (subject to adjustment under certain circumstances). Vesting of this option is at the discretion of the Compensation Committee of the Board of Directors. Any shares not vested were irrevocably cancelled and ineligible for future vesting under the grant. In December 1994, the Compensation Committee considered the vesting of the first installment of 20,000 shares and determined that 10,000 shares should vest. In December 1995, the Compensation Committee considered the vesting of the second installment of 20,000 shares and determined that 15,000 shares should vest. In March 1997, the Compensation Committee considered the vesting of the third installment of 20,000 shares and determined that 17,000 shares should vest. See "Employment and Severance Arrangements".
 (7) Effective March 15, 1995, the Company and Dr. McKearn entered into a
     Split Dollar Collateral Assignment Agreement. Under this agreement, the Company will be responsible for the payment of all premiums due for two life insurance policies on the life of Dr. McKearn, having a total face value of $2.3 million. The amount disclosed in the Summary Compensation Table reflects the portion of the total premiums ($43,710) paid by the Company under these insurance policies in fiscal year 1996 that is attributable to term life insurance coverage (a total of $2,160). The current dollar value of the benefit to Dr. McKearn of the remainder of the premiums paid by the Company during fiscal year 1996 is $0. The benefit was calculated based upon the difference between the payment of the premium and its refund at the earliest possible time to the Company. For a description of the Split Dollar Collateral Assignment Agreement, see "Employment and Severance Arrangements".
 (8) Dr. Miesowicz was elected as a Vice President of the Company, effective October 20, 1995. Dr. Miesowicz also serves as Vice President and General Manager of Cellcor. A portion of the amount included in the Summary Compensation Table for 1995 reflects salary paid to Dr. Miesowicz by Cellcor in fiscal year 1995, prior to the merger, for services rendered in his capacity as Cellcor's Senior Vice President of Scientific Affairs.
 (9) Dr. Maguire was elected an executive officer of the Company, effective September 26, 1995, and serves as the Company's Vice President, Medical Affairs. Prior to that date, Dr. Maguire was employed by the Company as Vice President, Clinical Investigations. Effective April 1, 1997, Dr. Maguire will be a full-time employee of Targon Corporation, serving as its Executive Vice President and Chief Scientific Officer.
(10) Mr. Walsh joined the Company as Vice President, Corporate Development, effective June 20, 1994.
(11) Under the terms of his offer of employment, Mr. Walsh was awarded 5,000 shares of Common Stock. The amount included in the Summary Compensation Table for 1995 reflects the aggregate value of those shares on the date they were purchased by Mr. Walsh, which value is based upon the closing market price of the Company's unrestricted stock on that date ($20,313), less the price paid for the shares by Mr. Walsh ($50).

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

  Dr. Thomas J. McKearn, who has served as the Company's President since September 1991, was appointed to serve as the Company's Chief Executive Officer effective January 1, 1994. Dr. McKearn has entered into agreements with the Company pursuant to which he earned or received (i) base salary of $284,181 in fiscal year 1996, (ii) a restricted stock grant of 10,000 shares in each of 1994, 1995, and 1996, (iii) a stock option granted effective January 3, 1994 to purchase up to an aggregate of 100,000 shares of Common Stock at an exercise price of approximately $6.188 per share, with vesting determined by the Compensation Committee based upon the meeting of certain performance criteria established by the Compensation Committee, and (iv) a $2.3 million split-dollar life insurance policy (described below) effective fiscal year 1995. Vesting of the shares subject to the options described in
(iii) above as to which no determination has been made by the Compensation Committee, may be accelerated under certain circumstances involving a change in control of the Company. A change in control of the Company is defined as
(a) the Company enters into an agreement to merge or consolidate the Company with or into another corporation, or to dispose of all or substantially all of the Company's assets;

(b) any person other than the Company makes a tender or exchange offer for more than 50% of the Common Stock of the Company; (c) stock representing more than 50% of the voting power of the Company is acquired by any person other than the Company during any 24-month period; or (d) a change in the majority of the Board of Directors during any 24-month period. Dr. McKearn is also entitled to one year's severance pay if he is dismissed for reasons other than just cause.

  Effective March 15, 1995, the Company and Dr. McKearn entered into a Split Dollar Collateral Assignment Agreement. Under this agreement, the Company will be responsible for the payment of all premiums due for two life insurance policies on the life of Dr. McKearn, having a total face value of $2.3 million. Dr. McKearn has assigned to the Company certain specific rights in the policies, including, among other things, the right to receive any insurance proceeds in excess of $2,000,000, and upon surrender of the policies by Dr. McKearn, the right to receive 100% of the cash surrender value up to an amount equal to the total premiums paid by the Company. Dr. McKearn remains the owner of these policies only until the termination of his employment with the Company, unless he repays to the Company the total amount of the premiums paid by the Company in respect of those policies.

  T. Jerome Madison is Vice President, Chief Financial Officer, Secretary and a director of the Company, although he will not stand for reelection to the Board of Directors at the 1997 Annual Meeting. Mr. Madison's services are provided to the Company pursuant to an Employee Leasing Agreement dated September 26, 1996 between the Company and Somerset Central Corporation, a New Jersey corporation of which Mr. Madison is the sole stockholder and an officer and director. Mr. Madison began providing such services to the Company in October 1993. The agreement calls for monthly payments of $16,014 plus expenses. The agreement also provides for a grant of (i) an aggregate of 30,000 shares of the Company's Common Stock (at a purchase price of $.01 per share), with 10,000 shares to be issued upon execution of the agreement and upon each of the first and second anniversary dates of the agreement, and (ii) an option to purchase up to 40,000 shares of the common stock of AxCell. Under the terms of the agreement, Mr. Madison may also be entitled to receive discretionary grants of options to purchase shares of Common Stock of both the Company and AxCell from time to time as approved by the Boards of Directors of the respective companies for service both in his capacity as Vice President and Chief Financial Officer of the Company and as a director of Axcell. For the year ended December 31, 1996, the Company recorded approximately $230,318 for services rendered and expenses reimbursed under the agreement. The amount recorded in respect of fiscal year 1996 includes a one-time, $35,566 special fee earned for effecting certain specified events during 1996. As an executive officer of the Company, Mr. Madison was also granted options for the purchase of 65,000 shares of Common Stock at an exercise price of $5.00 per share.

  Under the terms of his offer of employment, Mr. Walsh will be entitled to receive as severance pay six months of salary (increased by an additional month for each year of service, up to a maximum of twelve months) if his employment with the Company is terminated without cause.

  Under the terms of a severance agreement dated March 26, 1996, Dr. Rodwell will be entitled to receive twelve months of salary if his employment with the Company is terminated without cause.

  The following table sets forth information regarding individual grants of stock options to the named executive officers during fiscal year 1996:

                       OPTION GRANTS IN FISCAL YEAR 1996

                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                               ASSUMED ANNUAL RATES OF
                                                                              STOCK PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                       FOR OPTION TERM (3)
                          ------------------------------------------------ -------------------------------
                                       PERCENT OF
                          NUMBER OF      TOTAL
                          SECURITIES    OPTIONS     EXERCISE OR
                          UNDERLYING   GRANTED TO   BASE PRICE
                           OPTIONS    EMPLOYEES IN     (PER     EXPIRATION
       NAME               GRANTED(1) FISCAL YEAR(1)  SHARE)(2)     DATE      0%       5%($)      10%($)
       ----               ---------- -------------- ----------- ---------- ------- ----------- -----------
Thomas J. McKearn.......   125,000       11.72        $5.0000    11/26/06        0     393,056     996,087
                            30,000        2.81         7.7813    07/23/06        0     146,807     372,040
Frederick M. Miesowicz..    40,000        3.75         5.0000    11/26/06        0     125,777     318,747
Robert T. Maguire.......    55,000        5.16         5.0000    11/26/06        0     172,944     438,277
John D. Rodwell.........    62,000        5.81         5.0000    11/26/06        0     194,956     494,059
                            20,000        1.88         7.7813    07/23/06        0      97,871     248,027
Richard J. Walsh........    70,000        6.56         5.0000    11/26/06        0     220,111     557,808

--------
(1) All options granted in fiscal year 1996 to the named executive officers were granted pursuant to the 1995 Stock Option Plan. All options granted in fiscal year 1996 to employees of the Company (1,066,520) were granted pursuant to the 1995 Stock Option Plan and the 1992 Employee Stock Option Plan II, as amended. All of the options granted to the named executive officers vest over five years at the rate of 20% per year beginning on the first anniversary of the date of grant, subject to acceleration under certain conditions. The maximum term of each option granted is 10 years from the date of grant.
(2) The exercise price of all stock options granted during the last fiscal year is equal to the mean of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on the respective dates the options were granted.
(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the amounts reflected will be realized.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information regarding aggregated exercises of stock options by the named executive officers during fiscal year 1996 and fiscal year-end values of unexercised options:

                                                         NUMBER OF SECURITIES VALUE OF UNEXERCISED
                                                              UNDERLYING            IN-THE-
                                                             UNEXERCISED        MONEY OPTIONS AT
                                                          OPTIONS AT FY-END       FY-END(1)(2)
                                                         -------------------- --------------------
                                                                 (#)                  ($)
                          SHARES ACQUIRED VALUE REALIZED     EXERCISABLE/         EXERCISABLE/
       NAME               ON EXERCISE(#)      ($)(1)        UNEXERCISABLE        UNEXERCISABLE
       ----               --------------- -------------- -------------------- --------------------
Thomas J. McKearn.......           0               0           282,800/             154,893/
                                                                378,200              318,910
Frederick M. Miesowicz..      15,000          89,650           129,532/             102,082/
                                                                142,268              142,078
Robert T. Maguire.......           0               0            65,760/              27,830/
                                                                110,540               96,011
John D. Rodwell.........           0               0           118,200/              79,602/
                                                                207,400              191,165
Richard J. Walsh........           0               0            45,000/              56,242/
                                                                165,000              180,919

--------
(1) The dollar values in this column were calculated by determining the difference between the fair market value of the Common Stock underlying the options at fiscal year-end or the date of exercise, as the case may be, and the exercise price of the options.
(2) The fair market value of a share of Common Stock (calculated as the average of the high and low sale prices as reported on the Nasdaq National Market) on December 31, 1996 was $5.266.

                               PERFORMANCE GRAPH

  The following Performance Graph compares the Company's cumulative total stockholder return on the Common Stock for a five-year period (December 31, 1991 to December 31, 1996) with the cumulative total return of the NASDAQ U.S. Stocks Index and the NASDAQ Pharmaceutical Index, a broad index of biopharmaceutical and pharmaceutical companies similar in capitalization and stage of corporate development to the Company.*

                           [LINE GRAPH APPEARS HERE]

-----------------------------------------------------------------------------------------------------
                                   1991        1992        1993        1994        1995        1996
-----------------------------------------------------------------------------------------------------
 Cytogen Corporation             $100.00     $118.92      $32.43      $21.96      $28.38      $29.73
-----------------------------------------------------------------------------------------------------
 NASDAQ U.S. Stocks Index        $100.00     $116.38     $133.60     $130.59     $184.68     $227.17
-----------------------------------------------------------------------------------------------------
 NASDAQ Pharmaceutical Index     $100.00      $83.22      $14.18      $55.83     $102.14     $102.25
-----------------------------------------------------------------------------------------------------

Assumes $100 invested on December 28, 1991 in Cytogen Common Stock, NASDAQ U.S. Stocks Index and NASDAQ Pharmaceutical Index
*Total return assumes reinvestment of dividends

                       SECURITY OWNERSHIP OF MANAGEMENT
                          AND PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information as of February 28, 1997, with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and nominee for election as a director, by each executive officer named in the Summary Compensation Table, and by all executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The number of shares set forth below includes those shares of Common Stock issuable pursuant to options which are exercisable or shares which are convertible within 60 days of February 28, 1997.

                                                            NUMBER   PERCENTAGE
NAME AND ADDRESS(1)                                        OF SHARES  OF CLASS
-------------------                                        --------- ----------
Henry L. Hillman, Elsie Hilliard Hillman and C.G.
 Grefenstette, Trustees
 2000 Grant Building
 Pittsburgh, PA 15219 (2)................................. 5,551,524   10.87%
Ronald J. Brenner
 One Tower Bridge
 Suite 1350
 100 Front Street
 West Conshohocken, PA 19428 (4)(6)....................... 3,803,709    7.45%
Hillman Medical Ventures partnerships
 824 Market Street, Suite 900
 Wilmington, DE 19801 (3)................................. 3,713,909    7.27%
Hal S. Broderson
 One Tower Bridge
 Suite 1350
 100 Front Street
 West Conshohocken, PA 19428 (4).......................... 3,715,009    7.27%
Charles G. Hadley
 One Tower Bridge
 Suite 1350
 100 Front Street
 West Conshohocken, PA 19428 (4).......................... 3,714,159    7.27%
Elan International Services, Ltd. and affiliates
 102 Saint James Court
 Flatts Smiths FL 04, Bermuda (5)......................... 2,718,250    5.14%
Thomas J. McKearn (6).....................................   637,800    1.24%
Frederick M. Miesowicz (6)................................   136,199       *
T. Jerome Madison (6).....................................   168,844       *
Robert T. Maguire (6).....................................    65,760       *
John D. Rodwell (6)(7)....................................   189,200       *
Richard J. Walsh (6)......................................    50,000       *
John E. Bagalay, Jr. (6)(8)...............................   200,152       *
William C. Mills III (6)..................................    17,710       *
Charles E. Austin (6).....................................     3,700       *
James A. Grigsby..........................................     4,000       *
Robert F. Hendrickson (6).................................     7,200       *
Donald E. O'Neill (6).....................................     6,600       *
All executive officers and directors as a group (16 per-
 sons) (6)................................................ 5,316,744   10.25%

--------
 * Indicates amount is less than 1%.

(1) All information with respect to beneficial ownership of shares is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided by such beneficial owners to the Company.
(2) Includes 116,325 shares of Common Stock held by the Henry L. Hillman Trust U/A Dated November 18, 1985 (the "HLH Trust"), 20,625 shares of Common Stock held by Hillman 1984 Limited Partnership ("Hillman 1984"), 4,125 shares of Common Stock held by HCC Investments, Inc. ("HCC"), 1,696,540 shares of Common Stock held by Juliet Challenger, Inc. ("JCI"), 367,445 shares of Common Stock held by Hillman Medical Ventures 1989 L.P. ("HMV 1989"), 176,470 shares of Common Stock held by Hillman Medical Ventures 1990 L.P. ("HMV 1990"), 486,622 shares of Common Stock held by Hillman Medical Ventures 1991 L.P. ("HMV 1991"), 110,522 shares of Common Stock held by Hillman Medical Ventures 1992 L.P. ("HMV 1992"), 1,094,700 shares of Common Stock held by Hillman Medical Ventures 1994 L.P. ("HMV 1994"), and 1,478,150 shares of Common Stock held by Hillman Medical Ventures 1995 L.P. ("HMV 1995"). JCI, HCC, and Wilmington Securities, Inc. (which (i) owns Hillman Properties West, Inc., the sole general partner of Hillman 1984, and (ii) is the sole general partner of Hillman/Dover L.P., one of the general partners of HMV 1989, HMV 1990, HMV 1991, HMV 1992, HMV 1994 and HMV 1995 (collectively, "Hillman Medical Ventures")) are private investment companies owned by Wilmington Investments, Inc., which, in turn, is owned by The Hillman Company. The Hillman Company is a private firm engaged in diversified investments and operations, which is controlled by the HLH Trust. The trustees of the HLH Trust are Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette (the "HLH Trustees"). Consequently, the HLH Trustees share voting and investment power with respect to the shares held of record by the HLH Trust, JCI, HCC, Hillman 1984, and Hillman Medical Ventures and may be deemed to be the beneficial owners of such shares. Does not include an aggregate of 155,100 shares of Common Stock held by four irrevocable trusts for the benefit of members of the Hillman family (collectively, the "Family Trusts"), as to which shares the HLH Trustees (other than Mr. Grefenstette) disclaim beneficial interest. C.G. Grefenstette and Thomas
    G. Bigley are trustees of the Family Trusts and, as such, share voting and investment power over the shares held by the Family Trusts.
(3) Includes 367,445 shares of Common Stock held by HMV 1989, 176,470 shares of Common Stock held by HMV 1990, 486,622 shares of Common Stock held by HMV 1991, 110,522 shares of Common Stock held by HMV 1992, 1,094,700 shares of Common Stock held by HMV 1994 and 1,478,150 shares of Common Stock held by HMV 1995.
(4) Includes 3,713,909 shares held by Hillman Medical Ventures. Each of Drs. Broderson and Brenner and Mr. Hadley is a general partner of Cashon Biomedical Associates, L.P., which is a general partner of the Hillman Medical Ventures Partnerships and, therefore, may be deemed to be the beneficial owner of such shares. Drs. Broderson and Brenner and Mr. Hadley share voting and investment power with respect to the shares held by Hillman Medical Ventures and disclaim beneficial ownership of the 1,992,715 shares beneficially owned by the HLH Trustees, Hillman 1984, HCC, JCI and the Family Trusts referred to in note 2 above.
(5) Includes 1,785,715 shares of Common Stock issuable upon conversion of 1,000 shares of the Company's Series A Convertible Preferred Stock.
(6) Includes shares of Common Stock which the named persons have the right to acquire upon the exercise of stock options, within sixty days of February 28, 1997, as follows: Dr. McKearn: 302,800; Dr. Miesowicz: 136,199; Mr.
    Madison: 75,000; Dr. Maguire: 65,760; Dr. Rodwell: 124,200; Mr. Walsh:
    45,000; Mr. Mills: 7,000; Mr. Austin: 3,200; Dr. Brenner: 1,600; Dr.
    Bagalay: 1,600; Mr. Hendrickson: 3,200; and Mr. O'Neill: 1,600. Group number includes the shares of Common Stock which the named persons and the following executive officer have the right to acquire upon the exercise of stock options, within sixty days of February 28, 1997: Robert J. Broeze, 25,720 shares. Group number also includes the 150 shares of Common Stock owned by Dr. Broeze.
(7) Includes 5,000 shares held by Dr. Rodwell's wife as custodian for two children under the Pennsylvania Uniform Gift to Minors Act. Dr. Rodwell disclaims beneficial ownership of the 5,000 shares held by his wife.
(8) Includes 198,552 shares of Common Stock held by B.U.N.P., a partnership acting as nominee for Boston University. Dr. Bagalay, a partner of B.U.N.P., shares voting and investment power over the shares held by B.U.N.P., but disclaims beneficial ownership of such shares.

                             CERTAIN TRANSACTIONS

  Elan. Targon Corporation was established in September 1996 pursuant to agreements between the Company and Elan. Targon is a majority-owned (99.75%) subsidiary of the Company. Elan (the beneficial owner of more than 5% of the Company's Common Stock) purchased 932,535 shares of the Company's Common Stock for $5 million and 1,000 shares of the Company's newly created Series A Convertible Preferred Stock for $15 million, which proceeds are being used to fund Targon. Targon used $10 million of these proceeds to acquire certain technology from Advanced Therapeutics Systems Ltd., an affiliate of Elan. The Series A Convertible Preferred Stock of the Company held by Elan may, at Elan's option, be either (i) exchanged for a portion of the Company's interest in Targon which declines from 50% to 35%, depending on the time of exchange, but no later than September 30, 2001 or (ii) converted into shares of Common Stock of the Company. If Elan elects to exchange the Series A Convertible Preferred Stock for a portion of the Company's interest in Targon, then Elan will be entitled through March 31, 2003 to exercise a warrant to purchase up to 1 million shares of the Company's Common Stock, at an exercise price per share which escalates from $8.40 to $14 over the life of the warrant. If Elan elects to convert the Series A Convertible Preferred Stock into the Company's Common Stock, it will receive a number of shares which declines from 1,785,715 shares to 1,071,429 shares depending on the time of conversion. If Elan exercises its conversion right, then the Company will retain its ownership of interest in Targon. Elan must elect to exchange its Series A Convertible Preferred Stock no later than March 31, 2001. Any shares of Series A Convertible Preferred Stock not exchanged or converted by March 31, 2003 will be automatically converted into the Company's Common Stock on that date. In connection with the formation of Targon, the Company contributed certain technology to Targon.

  In December 1995, the Company entered into a Research and Development and Option agreement with Elan (the "Elan Agreement") under which both parties implemented a research program that combines the Company's GDL technology with Elan's drug delivery system technology to collaboratively develop products that can be administered orally. Elan provides the funding necessary for the Company to fulfill its obligations under the research program with aggregate payments for work performed by the Company not to exceed $1.5 million during the first 16 months of the research program. During 1996, the Company recorded $1.3 million in contract revenues from Elan. In January 1997, Elan and the Company entered into a license agreement granting Elan exclusive worldwide rights to certain oral drug delivery and other products derived from the collaboration.

  Somerset Central Corporation. T. Jerome Madison is Vice President, Chief Financial Officer, Secretary and a director of the Company, although he will not stand for reelection to the Board of Directors at the 1997 Annual Meeting. Mr. Madison's services are provided to the Company pursuant to an Employee Leasing Agreement dated September 26, 1996 between the Company and Somerset Central Corporation, a New Jersey corporation of which Mr. Madison is the sole stockholder and an officer and director. Mr. Madison began providing such services to the Company in October 1993. The agreement calls for monthly payments of $16,014 plus expenses. The agreement also provides for a grant of
(i) an aggregate of 30,000 shares of the Company's Common Stock (at a purchase price of $.01 per share), with 10,000 shares to be issued upon execution of the agreement and upon each of the first and second anniversary dates of the agreement, and (ii) an option to purchase up to 40,000 shares of the common stock of AxCell. Under the terms of the agreement, Mr. Madison may also be entitled to receive discretionary grants of options to purchase shares of Common Stock of both the Company and AxCell from time to time as approved by the Boards of Directors of the respective companies for service both in his capacity as Vice President and Chief Financial Officer of the Company and as a director of Axcell. For the year ended December 31, 1996, the Company recorded approximately $230,318 for services rendered and expenses reimbursed under the agreement. The amount recorded in respect of fiscal year 1996 includes a one-time, $35,566 special fee earned for effecting certain specified events during 1996. As an executive officer of the Company, Mr. Madison was also granted options for the purchase of 65,000 shares of Common Stock at an exercise price of $5.00 per share.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  On the basis of reports and representations submitted by or on behalf of the directors, executive officers and ten percent stockholders of the Corporation, all Forms 3, 4 and 5 showing ownership of and change of ownership in the Corporation's equity securities during 1996 were timely filed with the Securities and Exchange Commission as required by Section 16(a) of the Exchange Act of 1934.

PROPOSAL TWO. APPROVAL OF PROPOSED CYTOGEN CORPORATION EMPLOYEE STOCK PURCHASE
              PLAN

INTRODUCTION

  The Board of Directors has adopted and recommends that the stockholders approve the Employee Stock Purchase Plan. The purpose of the Employee Stock Purchase Plan is to assist the Company in attracting and retaining employees by offering them a greater stake in the Company's success and a closer identity with it, and to encourage ownership of the Company's stock by employees. The Employee Stock Purchase Plan will accomplish these goals by allowing eligible employees of the Company and its subsidiaries an ongoing opportunity to purchase the Company's Common Stock through payroll deduction at a discounted price. The maximum number of shares of the Company's Common Stock available for purchase under the Employee Stock Purchase Plan is 500,000, subject to adjustments for stock splits, stock dividends and the like.

  The following summary description of the Employee Stock Purchase Plan is qualified in its entirety by the full text of the Employee Stock Purchase Plan, copies of which may be obtained by the Company's stockholders upon request to the Office of the Corporate Secretary of the Company.

THE EMPLOYEE STOCK PURCHASE PLAN

  Eligibility. Employees of the Company and its subsidiaries whose customary employment is at least twenty (20) hours per week or at least five (5) months per year are eligible to participate in the Employee Stock Purchase Plan after they have completed 12 consecutive months of employment. There are approximately 160 employees eligible for participation in the Employee Stock Purchase Plan. Participation in the Employee Stock Purchase Plan automatically terminates upon an employee's ceasing to be an employee of the Company or one of its subsidiaries.

  Participant Contributions. An eligible employee participates in the Employee Stock Purchase Plan by electing to make after-tax payroll contributions in an amount equal to not less than one percent (1%) and not more than ten percent (10%) of his or her base compensation. A participant's payroll contributions to the Employee Stock Purchase Plan are allocated to a bookkeeping account ("Account") and used to purchase Common Stock on a quarterly basis.

  Because the number of shares of Common Stock purchased by an eligible employee is dependent upon the amount such employee contributes to the Employee Stock Purchase Plan, it is not possible at this time to determine the number of shares of Common Stock that will be acquired under the Employee Stock Purchase Plan by any one employee or group of employees.

  Purchase of Common Stock. The Employee Stock Purchase Plan permits participants to purchase Common Stock at a 15 percent (15%) discount from the applicable closing price of the Common Stock (as described below). The Employee Stock Purchase Plan operates on a quarterly basis ("Offering Periods"). Contributions allocated to a participant's Account during an Offering Period are used to buy shares of Common Stock on the last day of such Offering Period. The purchase price of a share of Common Stock under the Employee Stock Purchase Plan will be the lesser of:

    Eighty-five percent (85%) of the closing price of the Common Stock on the Nasdaq National Market on the last day of the Offering Period; or

    Eighty-five percent (85%) of the closing price of the Common Stock on the Nasdaq National Market on the first day of the Offering Period.

  Each participant is deemed to legally own all shares of Common Stock allocated to his or her Account and is entitled to exercise all of the rights associated with ownership of the shares, including voting, tendering and receiving dividends on, such Common Stock.

  The Company may acquire Common Stock for use under the Employee Stock Purchase Plan from authorized but unissued shares, treasury shares, in the open market or in privately negotiated transactions. The Company will pay all expenses incident to the operation of the Employee Stock Purchase Plan, including the costs of recordkeeping, accounting and legal fees and the cost of delivery of stock certificates to participants.

  Administration. An individual or committee, designated by the Board of Directors (the "Administrator"), has exclusive authority to administer the Employee Stock Purchase Plan. The Administrator will interpret the provisions of the Employee Stock Purchase Plan and make all determinations necessary for the administration of the Employee Stock Purchase Plan.

  Amendment and Termination. The Board of Directors has authority to amend the Employee Stock Purchase Plan at any time. However, the approval of the Company's stockholders is required to: (i) increase the maximum number of shares available for purchase under the Employee Stock Purchase Plan; (ii) modify the Employee Stock Purchase Plan's eligibility requirements; or (iii) cause the Employee Stock Purchase Plan to fail the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

  The Board of Directors also has authority to terminate the Employee Stock Purchase Plan at any time. In any event, if not earlier terminated by the Board of Directors, the Employee Stock Purchase Plan will automatically terminate when the participants have purchased all of the shares of Common Stock available under the Employee Stock Purchase Plan.

  Federal Tax Treatment. The Employee Stock Purchase Plan is an "employee stock purchase plan" under Section 423 of the Code. Therefore, a participant who purchases shares of Common Stock under the Employee Stock Purchase Plan will not be subject to Federal income tax on the difference between the fair market value of the shares and the price actually paid for such shares at the time of purchase. The Company is not entitled to a deduction for the difference between the fair market value of the shares and the price paid for such shares.

  If a participant disposes of Common Stock purchased under the Employee Stock Purchase Plan after owning the shares for at least two years, the participant will be treated as having ordinary compensation income equal to the lesser of
(i) the excess of the fair market value of the Common Stock on the date it was purchased over the actual purchase price, or (ii) the excess of the fair market value of the Common Stock at the time of disposition over the actual purchase price. The amount of the compensation income is then added to the participant's basis in the Common Stock. The difference between the amount realized on the sale of the Common Stock and the participant's adjusted basis will be treated as a capital gain or loss.

  If a participant disposes of Common Stock purchased under the Employee Stock Purchase Plan before owning it for at least two years, the participant will be treated as having ordinary compensation income equal to the excess of the fair market value of the Common Stock on the date it was purchased over the actual purchase price. Any additional appreciation in the Common Stock is treated as a capital gain. In addition, if a participant disposes of Common Stock before owning it for at least two years, the Company is entitled to a tax deduction equal to the amount of income treated as compensation by the participant.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION
           OF THE CYTOGEN CORPORATION EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL THREE. RATIFICATION OF APPOINTMENT OF AUDITORS

  Subject to stockholder ratification, the Board of Directors has reappointed the firm of Arthur Andersen LLP as independent public accountants to audit the Company's books and accounts for fiscal year 1997. If the stockholders do not ratify this appointment, the appointment may be reconsidered by the Board of Directors.

  Arthur Andersen LLP has audited the Company's books since 1982. Audit services provided by the firm for the year ended December 31, 1996 included the audit of the Company's financial statements and consultation with respect to filings with the Securities and Exchange Commission and other matters related to accounting and financial reporting. Representatives of Arthur Andersen LLP are expected to be present at the 1997 Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR SUCH RATIFICATION.

PROPOSAL FOUR. OTHER BUSINESS

  The Board of Directors does not intend to present any business other than the matters described in this Proxy Statement at the Annual Meeting. If any other matter is presented at the Annual Meeting which under applicable proxy regulations need not be included in this Proxy Statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                         FUTURE STOCKHOLDER PROPOSALS

  The Company must receive at the Office of the Corporate Secretary any proposal which a stockholder wishes to submit to the 1998 Annual Meeting of Stockholders before December 15, 1997, if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting.

                                          By Order of the Board of Directors


                                          T. Jerome Madison
                                          Secretary

April 14, 1997

                        [LOGO OF CYTOGEN APPEARS HERE]

                         Notice of 1997 Annual Meeting
                              and Proxy Statement

                              CYTOGEN CORPORATION

                                     PROXY
                      SOLICITED BY THE BOARD OF DIRECTORS

         THOMAS J. McKEARN and T. JEROME MADISON, and each of them, with full power of substitution, are hereby appointed the Proxies of, and authorized to represent, the undersigned and to vote all of the shares of Common Stock of CYTOGEN CORPORATION entitled to be voted by the undersigned as of April 1, 1997 as directed on the reverse side and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on May 21, 1997 and at any adjournment thereof as if the undersigned were present and voting at the meeting.

         Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which you may revoke at any time prior to its use.

         The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is returned, such shares will be voted FOR all items.

                TO BE VOTED, YOU MUST SIGN ON THE REVERSE SIDE
                        (CONTINUED ON THE REVERSE SIDE)

                                           Please mark your vote as indicated
                                           in this example  [x]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.

    1.    Election of directors duly nominated:

          Nominees:   Charles E. Austin, John E. Bagalay, Jr., Ronald J.
                      Brenner, James A. Grigsby, Robert F. Hendrickson, Thomas
                      J. McKearn, William C. Mills III, and Donald E. O'Neill.

                           FOR                       WITHHELD
                           [_]                         [_]

                      (To withhold authority to vote for any individual nominees write such nominee's name in the space provided below).

                      ---------------------------------------------------------

    2. To consider and act upon a proposal to adopt the Cytogen Corporation Employee Stock Purchase Plan.

                           FOR                 AGAINST        ABSTAIN
                           [_]                   [_]            [_]

    3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for fiscal year 1997.

                           FOR                 AGAINST        ABSTAIN
                           [_]                   [_]            [_]

    4. To transact such other business as may properly come before the meeting.

                           Dated:____________________________, 1997

                           -----------------------------------------
                                SIGNATURE(S) OF STOCKHOLDER(S)

                           NOTE: The signature(s) should appear the same as it appears on the address label on this proxy. When signing as executor, administrator, trustee, guardian, or attorney, please give full title as such. For joint accounts or co-fiduciaries, all joint owners or co-fiduciaries should sign.

                           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              CYTOGEN CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

          The CYTOGEN Corporation Employee Stock Purchase Plan (the "Plan") is intended to provide the eligible employees of CYTOGEN Corporation (the "Company") and its qualifying subsidiaries a convenient means of purchasing shares of the Company's common stock, par value $ .01 per share (the "Stock"). The Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

                                   ARTICLE I
                                  DEFINITIONS


     1.1 "Account" means the bookkeeping account established on behalf of each Participant by the Administrator to record payroll deduction contributions made by such Participant and shares of Stock purchased on his behalf.

     1.2 "Administrator" means the individual or committee appointed pursuant to
Article VIII to administer the Plan.

     1.3 "Board" means the Board of Directors of the Company.

     1.4 "Business Day" means each day on which the Exchange (as defined in Section 4.3) is open for business.

     1.5 "Compensation" means all regular salary, wages or earnings but excluding overtime, commissions, bonuses, amounts realized from the exercise of a qualified or non-qualified stock option and other special incentive payments, fees or allowances.

     1.6 "Employee" means any person who is employed by the Company except an employee whose customary employment is:

          1.6.1 less than 20 hours per week; or

          1.6.2 less than 5 months a year.

For the purpose of determining whether an individual is an Employee, the definition of Company shall also include the Company's subsidiaries, if any, as defined under Code section 424(f).

     1.7 "Effective Date" means July 1, 1997, subject to the provisions of
Section 9.8 of the Plan.

     1.8 "Entry Date" means January 1 and July 1 of each Plan Year.

     1.9 "Offering Commencement Date" means the first Business Day of each Offering Period.

     1.10 "Offering Period" means each three month period.

     1.11 "Offering Termination Date" means the last Business Day of each Offering Period.

     1.12 "Participant" means an Employee who has met the eligibility requirements of Article II and who has elected to participate pursuant to an election under Section 3.1.

     1.13 "Plan Year" means the 12-month period ending December 31.

     1.14 "Shares" means shares of Stock that have been allocated to a Participant's Account.

     1.15 "Year of Service" means a consecutive 12-month period during which an individual was an Employee.

                                   ARTICLE II
                                  ELIGIBILITY


     2.1 Eligibility.  Except as provided in Section 3.6, an Employee who has
         -----------
completed one Year of Service prior to the Effective Date and who continues to be employed by the Company shall be eligible to participate in the Plan as of the Effective Date. All other Employees, except as provided in Section 3.6, shall be eligible to participate in the Plan as of the Entry Date coinciding with or next following the completion of one Year of Service.

     2.2 Eligibility Restrictions.  A Participant who elects to terminate
         ------------------------
participation in the Plan in accordance with Section 3.5 shall be prohibited from participating in the Plan until the Entry Date next following the date of such termination.

                                  ARTICLE III
                                 PARTICIPATION


     3.1 Commencement of Participation.  An eligible Employee may become a
         -----------------------------
Participant in the Plan on any Entry Date by completing an enrollment and payroll deduction form and delivering it to the Company in accordance with procedures established by the Administrator.

     3.2 Payroll Deduction.  At the time a Participant files his enrollment and
         -----------------
payroll deduction form, he shall elect to have after-tax deductions made from his Compensation by a whole percentage that is not less than 1% nor more than 10% of his Compensation.

     3.3 Participants' Accounts.  All payroll deductions made from a
         ----------------------
Participant's Compensation shall be credited to his Account and used to purchase shares of Stock in accordance with Article V. Contributions credited to a
Participant's Account shall not accrue interest or earnings during the period
                            ---
prior to being used to purchase shares of Stock in accordance with Article V.

     3.4 Changes in Payroll Deductions.  The percentage designated by a
         -----------------------------
Participant as his rate of contribution under Section 3.2 shall automatically apply to increases and decreases in his Compensation. Except as provided in
Section 3.5, a Participant may elect to change the rate of his contributions to any other permissible rate effective as of the first day of the first payroll period of any Offering Period provided the Participant files written notice with the Administrator of an election to change his contribution rate at least ten
(10) Business Days before the effective date of the election.

     3.5 Suspension and Resumption of Payroll Deductions.  A Participant may
         -----------------------------------------------
terminate contributions under the Plan as of the first day of any payroll period by filing written notice thereof with the Administrator at least ten (10) Business Days before the effective date of the termination. A Participant who has terminated his participation in the Plan in accordance with the preceding provisions, shall be prohibited from resuming contributions under the Plan until the following Entry Date. A Participant whose contributions have been terminated in accordance with the preceding provisions, may resume contributions under the Plan in accordance with Section 2.2.

     3.6 Restrictions on Participation.  Notwithstanding any provisions of the
         -----------------------------
Plan to the contrary, no Employee shall be granted an option to participate in the Plan under the following conditions:

          3.6.1 No Employee shall be granted an option if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of (S)424(d) of the Code shall apply in determining stock ownership of any Employee); or

          3.6.2 No Employee shall be granted an option which permits his rights to purchase Stock under the Plan and all other employee stock purchase plans (as described in section 423 of the Code) of the Company to accrue at a rate which exceeds $25,000 of fair market value of such Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of this Section 3.6.2:

                3.6.2.1 the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year;

               3.6.2.2 the right to purchase stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such option is granted) for any one calendar year; and

               3.6.2.3 a right to purchase stock which has accrued under one option granted pursuant a plan may not be carried over to any other option.

                                   ARTICLE IV
                                   OFFERINGS


     4.1 Quarterly Offerings.  The Plan shall be implemented through quarterly
         -------------------
offerings of the Company's Stock. Each Offering Period shall begin on the Offering Commencement Date and shall end on the Offering Termination Date.

     4.2 Purchase Price.  The "Purchase Price" per share of Stock with respect
         --------------
to each Offering Period shall be the lesser of:

          4.2.1 Eighty-five (85) percent of the official closing price of the Stock on the Offering Termination Date on the National Association of Securities Dealers Automated Quotations (or on such other national securities exchange upon which the Stock may then be listed, hereinafter referred to as the "Exchange") or if no sale of Stock occurred on such date, the official closing price on the preceding Business Day; or

          4.2.2 Eighty-five (85) percent of the official closing price of the Stock on the Offering Commencement Date on the Exchange (or if no sale of Stock occurred on such date, the closing price on the preceding business day).

     4.3 Maximum Offering.  The maximum number of shares of Stock which shall be
         ----------------
issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 9.3, shall be 500,000 shares. If the total number of shares which would be purchased during any Offering Period exceeds the maximum number of available shares, the Administrator shall make a pro rata allocation of the available shares in a manner that it determines to be equitable and the balance of payroll deductions credited to the Accounts of Participants shall be returned to such Participants as soon as administratively practicable.

                                   ARTICLE V
                               PURCHASE OF STOCK


     5.1 Automatic Exercise.  On each Offering Termination Date, each
         ------------------
Participant shall automatically and without any act on his part be deemed to have purchased Stock to the full extent of the payroll deductions credited to his Account during the Offering Period ending on such Offering Termination Date.

     5.2 Fractional Shares.  Fractional shares of Stock may not be purchased
         -----------------
under the Plan.

     5.3 Acquisition of Stock.  The Company may acquire Stock for use under the
         --------------------
Plan from authorized but unissued shares, treasury shares, in the open market or in privately negotiated transactions.

     5.4 Accounting for Purchased Stock.  All shares of Stock purchased pursuant
         ------------------------------
to Section 5.1 shall be allocated as Shares to the appropriate Participant's Account as of the Offering Termination Date on which such shares are purchased.

                                   ARTICLE VI
                                   ACCOUNTING


     6.1 General.  The Administrator shall establish procedures to account for
         -------
payroll deductions made by a Participant, the number of Shares of Stock purchased on a Participant's behalf and the number of Shares allocated to a Participant's Account.

     6.2 Registration of Stock.  Shares of Stock allocated to a Participant's
         ---------------------
Account shall be registered in the name of the Company or its nominee for the benefit of the Participant on whose behalf such shares were purchased.

     6.3 Accounting for Distributions.  Shares of Stock distributed or sold from
         ----------------------------
a Participant's Account shall be debited from his Account on a first-in first-out basis.

     6.4 Account Statements.  Each Participant shall receive at least semi-
         ------------------
annual statements of all payroll deductions and shares of Stock allocated to his Account together with all other transactions affecting his Account.

                                  ARTICLE VII
                         WITHDRAWALS AND DISTRIBUTIONS


     7.1 Withdrawal of Shares.  A Participant may elect to withdraw any number
         --------------------
of Shares allocated to his Account by providing notification to the Company in accordance with procedures established by the Administrator. As soon as administratively practicable following notification of a Participant's election to withdraw Shares, the Administrator shall cause a certificate representing the number of Shares to be withdrawn to be delivered to the Participant.

     7.2 Distribution Upon Termination.  As soon as administratively practicable
         -----------------------------
after a Participant's termination of employment with the Company or a participating subsidiary for any reason, a certificate representing all of such Participant's Shares shall be distributed to him (or his executor, in the event of his death).

     7.3 Distribution of Payroll Deductions.  In the event a Participant
         ----------------------------------
terminates his employment with the Company or a participating subsidiary or his participation in the Plan is terminated pursuant to Section 3.5, any payroll deductions allocated to his Account and not yet applied to purchase Stock in accordance with Section 5.1 shall be distributed to him in a cash lump sum as soon as administratively practicable thereafter.

                                  ARTICLE VIII
                                 ADMINISTRATION


     8.1 Appointment of Administrator.  The Board shall appoint an individual or
         ----------------------------
committee comprised of so many members as the Board shall determine to administer the Plan. The Board may from time to time, if the plan is administered by a committee, appoint members to the committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the committee.

     8.2 Authority of Administrator.  The Administrator shall have the exclusive
         --------------------------
power and authority to administer the Plan, including without limitation the right and power to interpret the provisions of the Plan and make all determinations deemed necessary or advisable for the administration of the Plan. All such actions, interpretations and determinations which are done or made by the Administrator in good faith shall be final, conclusive and binding on the Company, the Participants and all other parties and shall not subject the Administrator to any liability.

     8.3 Administrator Procedures.  The Administrator shall hold its meetings at
         ------------------------
such times and places as it shall deem advisable and may hold telephone meetings. In the event that the Administrator is a committee, a majority of its members shall constitute a quorum and all determinations shall be made by a majority of its members. Any decision or determination reduced to writing and signed by the Administrator shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Administrator may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     8.4 Expenses.  The Company will pay all expenses incident to the operation
         --------
of the Plan, including the costs of recordkeeping, accounting fees, legal fees and the costs of delivery of stock certificates to Participants.

                                  ARTICLE IX
                                 MISCELLANEOUS


     9.1 Transferability.  Neither payroll deductions credited to a
         ---------------
Participant's Account nor any rights with regard to the purchase of Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution.

     9.2 Status as Owner.  Each Participant shall be deemed to legally own all
         ---------------
shares of Stock allocated to his Account and shall be entitled to exercise all rights associated with ownership of the shares, including, without limitation, the right to vote such shares in all matters for which Stock is entitled to vote, receive dividends, if any, and tender such shares in response to a tender offer.

     9.3 Adjustment Upon Changes in Capitalization.  In the event of a
         -----------------------------------------
reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, combination of shares, merger, consolidation or any other change in the corporate structure of the Company, or a sale by the Company of all or part of its assets, the Board may make appropriate adjustments in the number and kind of shares which are subject to purchase under the Plan and in the exercise price applicable to outstanding options.

     9.4 Amendment and Termination.  The Board shall have complete power and
         -------------------------
authority to terminate or amend the Plan (including without limitation the power and authority to make any amendment that may be deemed to affect the interests of any Participant adversely); provided, however, that the Board shall not, without the approval of the shareholders of the Company (i) increase the maximum number of shares which may be offered under the Plan (except pursuant to Section 9.3); (ii) modify the requirements as to eligibility for participation in the Plan; or (iii) in any other way cause the Plan to fail the requirements of section 423 of the Code.

          The Plan and all rights of Employees hereunder shall terminate: (i) at any time, at the discretion of the Board, in which case any cash balance in Participants' Accounts shall be refunded to such Participants as soon as administratively possible; or (ii) on the Offering Termination Date on which Participants become entitled to purchase a number of shares of Stock that exceeds the maximum number of shares available under the Plan.

     9.5 No Employment Rights.  The Plan does not, directly or indirectly,
         --------------------
create in any Employee any right with respect to continuation of employment by the Company and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's terms of employment at any time.

     9.6 Withholding.  To the extent any payments or distributions under this
         -----------
Plan are subject to Federal, state or local taxes, the Company is authorized to withhold all applicable taxes. The Company may satisfy its withholding obligation by (i) withholding shares of Stock allocated to a

Participant's Account, (ii) deducting cash from a Participant's Account, or
(iii) deducting cash from a Participant's other compensation. A Participant's election to participate in the Plan authorizes the Company to take any of the actions described in the preceding sentence.

     9.7 Use of Funds.  All payroll deductions held by the Company under this
         ------------
Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to hold such payroll deductions in trust or otherwise segregate such amounts.

     9.8 Shareholder Approval.  Notwithstanding the provision of Section 1.7 of
         --------------------
the Plan, the Plan shall not take effect until approved by the shareholders of the Company.

     9.9 Choice of Law.  Except to the extent superseded by Federal law, the
         -------------
laws of the State of New Jersey will govern all matters relating to the Plan.

                                    * * * *

          To record the adoption of the Plan, CYTOGEN Corporation has caused its authorized officers to affix its Corporate name and seal this _____ day of ___________, 1997.


[CORPORATE SEAL]                         CYTOGEN Corporation


Attest: ________________________         By:_________________________________